EXHIBIT 99.1

Inuvo Reports Revenue of $22.6 Million in the Third Quarter 2025

Management to host conference call at 4:15 PM ET, Thursday, November 6, 2025

LITTLE ROCK, AR, November 6, 2025 – Inuvo, Inc. (NYSE American: INUV), a leading provider of artificial intelligence AdTech solutions, announced today its financial results for the third quarter and nine-month period ended September 30, 2025.

Third Quarter 2025 Highlights Compared to Third Quarter 2024:

•	23 new clients onboarded in Q3
•	Net revenue increased 1% to $22.6 million from $22.4 million
•	Gross margin decreased to 73.4% from 88.4%
•	Operating expenses declined 16% to $18.2 million from $21.7 million
•	Net loss narrowed to $1.7 million, or $0.12 per share, from $2.0 million, or $0.15 per share

Nine-Month 2025 Highlights Compared to Nine-Month 2024:

•	65 new clients in the first nine months of 2025
•	Net revenue increased 25% to $71.9 million from $57.6 million
•	Gross profit increased 10% to $54.8 million from $50 million
•	Adjusted EBITDA improved 15% to a loss of $1.7 million from a loss of $2 million
•	Net loss narrowed to $4.5 million, or $0.31 per share, from $5.9 million or $0.42 per share

Richard Howe, CEO of Inuvo, commented, “While we are up 25% year-over-year through the first nine months, Q3 came in less than we expected. In mid-August, we deliberately scaled back our advertising in order to comply with new requirements by our largest Platform client. Though this restrained Q3 growth more than expected, the upgrades bolster our ability to ensure campaign compliance and drive sustainable long-term scalable growth. Our pipeline of prospects across the business has never been stronger. ’’

Financial Results for the Third Quarter Ended September 30, 2025

Net revenue for the third quarter of 2025 totaled $22.6 million, a 1% increase compared to $22.4 million in the same period last year. The increase in revenue was due to Agencies & Brands clients, which grew 7% year-over-year. Cost of revenue was $6 million, up from $2.6 million in the third quarter of 2024, related to a change in mix within Platform revenue associated with a new campaign begun in earnest this year.

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Gross profit decreased 15% to $16.6 million, representing a gross margin of 73.4%, compared to $19.8 million and a gross margin of 88.4% in the third quarter of 2024. The lower gross margin year-over-year was also primarily due to the change in product mix within Platform revenue.

Operating expenses were $18.2 million compared to $21.7 million in the prior-year period, reflecting lower marketing spend related to the change in Platform revenue mix.

•	Marketing costs were $13.4 million, down from $17.0 million in the third quarter of 2024 associated with the lower revenue from our largest Platform client.
•	Compensation expense was $3.1 million, up $39 thousand primarily due to a $150,000 separation accrual.
•	General and administrative expenses were $1.7 million, up $110 thousand year-over-year primarily due to the absence this year of a reduction in the allowance for expected credit losses reported last year.

Finance expenses, net of interest income, were $114 thousand compared to $101 thousand in the same quarter last year.

Other income was approximately $48 thousand for the three months ended September 30, 2025.

Net loss for the quarter was $1.7 million, or $0.12 per basic and diluted share, compared to a net loss of $2 million, or $0.15 per share, in the third quarter of 2024.

Non-cash expenses, including depreciation, amortization, and stock-based compensation, totaled $802 thousand in the third quarter.

Adjusted EBITDA was a loss of $0.7 million from a loss of $0.4 million in the year-ago period. (See reconciliation of GAAP to non-GAAP results below.)

Liquidity and Capital Resources

As of September 30, 2025, Inuvo had $3.4 million in cash and cash equivalents and access to a $10.0 million working capital facility, of which $3.4 million was drawn. The Company believes its current liquidity and borrowing capacity are sufficient to support operations and planned growth initiatives.

Conference Call Details:

Date: Thursday, November 6, 2025

Time: 4:15 p.m. Eastern Time

Toll-free Dial-in Number: 1-800-717-1738

International Dial-in Number: 1-646-307-1865

Conference ID: 1119361

Webcast Link: HERE

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A telephone replay will be available through Thursday, November 20, 2025. To access the replay, please dial 1-844-512-2921 (domestic) or 1-412-317-6671 (international). At the system prompt, please enter the code 1119361 followed by the # sign. You will then be prompted for your name, company, and phone number. Playback will then automatically begin.

About Inuvo

Inuvo®, Inc. (NYSE American: INUV) is a market leader in Artificial Intelligence built for advertising. Its IntentKey® AI solution is a first-of-its-kind proprietary and patented technology capable of identifying and actioning to the reasons why consumers are interested in products, services, or brands, not who those consumers are. To learn more, visit www.inuvo.com.

Safe Harbor / Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Inuvo’s quarter-end financial close process and preparation of financial statements for the quarter that are subject to risks and uncertainties that could cause results to be materially different than expectations. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, without limitation risks detailed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in Inuvo, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 as filed on February 27, 2025, and our other filings with the SEC.  Additionally, forward looking statements are subject to certain risks, trends, and uncertainties on Inuvo’s business and operations. Inuvo cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct. Should one of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Inuvo does not intend to update or revise any forward-looking statements made herein or any other forward-looking statements as a result of new information, future events or otherwise. Inuvo further expressly disclaims any written or oral statements made by a third party regarding the subject matter of this press release. The information which appears on our websites and our social media platforms is not part of this press release.

Investor Contact:

Wallace Ruiz

Chief Financial Officer

Tel (501) 205-8397

wallace.ruiz@inuvo.com

(Tables follow)

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INUVO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30	September 30	September 30	September 30
	2025	2024	2025	2024
Net revenue	$22,570,572	$22,371,153	$71,949,937	$57,603,935
Cost of revenue	6,002,423	2,594,642	17,199,909	7,599,872
Gross profit	16,568,149	19,776,511	54,750,028	50,004,063
Operating expenses:
Marketing costs	13,375,136	17,006,131	45,026,458	42,540,355
Compensation	3,145,125	3,106,384	9,945,452	9,362,474
General and administrative	1,717,591	1,607,258	5,261,165	3,835,162
Total operating expenses	18,237,852	21,719,773	60,233,075	55,737,991
Operating loss	(1,669,703)	(1,943,262)	(5,483,047)	(5,733,928)
Finance expense, net	113,633	101,031	159,259	163,862
Other income	48,124	-	1,148,686	-
Income tax expense	5,352	-	8,028	5,352
Net loss	($1,740,564)	($2,044,293)	($4,501,648)	($5,903,142)

Net loss per share, basic and diluted
Net loss income	($0.12)	($0.15)	($0.31)	($0.42)
Weighted average shares outstanding
Basic	14,558,109	14,045,484	14,402,409	13,979,118
Diluted	14,558,109	14,045,484	14,402,409	13,979,118

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INUVO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited) September 30	December 31
	2025	2024
Assets

Cash and cash equivalent	$3,379,581	$2,459,245
Accounts receivable, net	9,930,168	12,545,771
Prepaid expenses and other current assets	706,199	639,805
Total current assets	14,015,948	15,644,821

Property and equipment, net	1,700,264	1,792,903

Goodwill	9,853,342	9,853,342
Intangible assets, net of accumulated amortization	3,542,750	3,894,875
Other assets	807,902	1,009,990

Total assets	$29,920,206	$32,195,931

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$7,656,991	$8,422,351
Accrued expenses and other current liabilities	7,835,957	9,463,537
Outstanding borrowings under Financing Agreement	3,383,293	-
Total current liabilities	18,876,241	17,885,888

Long-term liabilities	625,322	835,271

Total stockholders’ equity	10,418,643	13,474,772
Total liabilities and stockholders’ equity	$29,920,206	$32,195,931

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RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30	September 30	September 30	September 30
	2025	2024	2025	2024
Net loss	$(1,740,564)	$(2,044,293)	$(4,501,648)	$(5,903,142)
Interest Expense	113,633	101,031	159,259	163,862
Income tax Expense	5,352	-	8,028	5,352
Depreciation and amortization	555,156	613,394	1,685,756	1,999,513
EBITDA	(1,066,423)	(1,329,868)	(2,648,605)	(3,734,415)
Stock-based compensation	246,814	372,540	842,887	1,087,533
Nonrecurring items:
Impairment and amortization of referral and support services agreement advance	-	600,000	-	600,000
Employee Separation	150,000	-	150,000	-
Adjusted EBITDA	$(669,609)	$(357,328)	$(1,655,718)	$(2,046,882)

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

We present EBITDA and Adjusted EBITDA as a supplemental measure of our performance. We defined EBITDA as Net loss plus (i) interest expense, (ii) income tax expense, (iii) depreciation, and (iv) amortization. We further define Adjusted EBITDA as EBITDA plus (v) stock-based compensation and (vi) certain identified expenses that are not expected to recur or be representative of future ongoing operations of the business. These adjustments are itemized above. We use EBITDA and Adjusted EBITDA internally in analyzing our financial results and believe they are useful to investors, as a supplement to GAAP measures, in evaluating our operational performance. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

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